Exhibit 99.5
SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

SCG FINANCIAL HOLDINGS LLC

an Illinois limited liability company

Effective Date November 20, 2012

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

Preamble		1

Article 1 The Company		1
1.1	Organization.	1
1.2	Name.	1
1.3	Place of Business.	1
1.4	Purposes.	1
1.5	Statutory Compliance.	2
1.6	Title to Property.	2
1.7	Waiver of Partition.	2
1.8	Duration.	2
1.9	Registered Office and Registered Agent.	2

Article 2 The Members		3
2.1	Identification of Initial Members.	3
2.2	Additional Members.	3
2.3	Withdrawals.	3
2.4	Conflicts.	3
2.5	Reimbursement and Fees.	4
2.6	Liability and Indemnification of the Members.	4
2.7	Limitation on Liability of Members.	5

Article 3 Capital of the Company		5
3.1	Initial Capital Contributions.	5
3.2	Additional Capital Contributions.	5
3.3	Interest on Capital and Preferences.	6
3.4	Target Percentage Interests.	6
3.5	Capital Accounts.	6

Article 4 Distributions		7
4.1	Distributions of Cash Flow	7
4.2	Withholding	7
4.3	Illinois Replacement Tax	7

Article 5 Allocations and Tax Matters		8
5.1	Allocation of Net Profits and Net Loss in General.	8
5.2	Special Rules.	8
5.3	Compliance with Regulations.	10
5.4	Tax Allocations; Code Section 704(c).	10
5.5	Tax Matters Partner.	10

Article 6 Accounting and Records		11
6.1	Books and Records; Accounting Standards.	11

6.2	Reports and Audit.	11
6.3	Tax Returns.	12
6.4	Fiscal Year.	12
6.5	Bank Accounts.	12

Article 7 Management and Operations		12
7.1	Management.	12
7.2	Appointment of Manager	13
7.3	Officers.	13
7.4	Time Commitment.	13
7.5	Actions of Members.	13
7.6	Major Decisions.	14

Article 8 Transfer of Interests		15
8.1	Restrictions on Transfer.	15
8.2	General Transfer and Compliance Provisions.	16
8.3	Unauthorized Transfers Void.	16
8.4	Varying Interests.	16
8.5	Tag-Along Rights.	16
8.6	Drag-Along.	17

Article 9 Termination of the Company		18
9.1	Events of Dissolution.	18
9.2	Effect of Dissolution.	19
9.3	Sale of Assets by Liquidating Trustee.	19

Article 10 Miscellaneous		20
10.1	Notices.	20
10.2	Successors and Assigns.	21
10.3	No Oral Modifications; Amendments.	21
10.4	Captions.	21
10.5	Terms.	21
10.6	Invalidity.	21
10.7	Counterparts.	21
10.8	Further Assurances.	21
10.9	Complete Agreement.	21
10.10	Governing Law.	22
10.11	No Third Party Beneficiary.	22
10.12	Schedules and Glossary.	22
10.13	References to this Agreement.	22
10.14	Consents and Approvals.	22

SCG FINANCIAL HOLDINGS LLC
SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This Second Amended and Restated Operating Agreement (this “Agreement”) is made as of November 20, 2012 (the “Effective Date”) by and between the Persons listed on the signature pages hereto and each other person who from time to time becomes a Member in accordance with the terms of this Agreement.

Definitions of terms used in this Agreement are set forth in the Glossary of Defined Terms attached to and forming a part of this Agreement.

This Agreement amends and restates in its entirety the Amended and Restated Operating Agreement of the Company dated April 8, 2011 (the "Original Amended Agreement").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows (it being understood and agreed that this Agreement amends and restates the Original Amended Agreement in its entirety):

Article 1
The Company

1.1           Organization.

As of January 10, 2011, the Company was organized as an Illinois limited liability company under and pursuant to the Act.

1.2           Name.

The name of the Company is “SCG Financial Holdings LLC” and all business of the Company shall be conducted in such name or such other name as the Managers shall determine.  The Managers shall cause to be filed such certificates as may be required to ensure that the Company is in compliance with the Act, any relevant assumed or trade name laws and other applicable laws.

1.3           Place of Business.

The principal office of the Company shall be located at 615 N. Wabash Avenue, Chicago, Illinois, 60611 or at such other place as may be approved by the Managers.

1.4           Purposes.

The Company is organized for the purpose of investing in SCG Financial Acquisition Corp. (the “Investment Entity”) and engaging in all other activities incidental or ancillary thereto.

1.5           Statutory Compliance.

(a)           The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Illinois.  The Managers shall make all filings and disclosures required by, and shall otherwise comply with, all such laws.  Additionally, the Company shall make all filings and pay all fees required to qualify the Company as a foreign limited liability company in each state in which the Company conducts any business and such qualification is necessary for the Members to maintain limited liability status.

(b)           The Managers shall execute and file in the appropriate records any assumed or fictitious name certificate or certificates required by law to be filed in connection with the formation, qualification and continuation of the Company as a limited liability company, and shall execute and file such other documents and instruments and pay such fees as may be necessary or appropriate with respect to such formation, qualification and continuation of, and conduct of business by, the Company.

1.6           Title to Property.

All real and personal property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in such property in its individual name or right.  Each Member’s interest in the Company shall be personal property for all purposes.

1.7           Waiver of Partition.

No Member shall, either directly or indirectly, take any action to require partition of the Company or of any of its assets or properties, and notwithstanding any provision of law to the contrary, each Member (and its legal representative, successor or assign) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its Interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

1.8           Duration.

The term of the Company shall continue in existence in perpetuity, unless the Company is dissolved or terminated pursuant to applicable law or any provision of this Agreement.

1.9           Registered Office and Registered Agent.

The Company’s initial registered agent for service of process and the registered office shall be that Person and location reflected in the Articles of Organization filed with the Illinois Secretary of State.  The registered office and/or registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Illinois Secretary of State pursuant to the Act as it may determine is appropriate to comply with applicable legal requirements.

Article 2
The Members

2.1           Identification of Initial Members.

The Persons listed on Schedule A shall be the Members of the Company.  No other Person may become a Member except as specifically permitted under and effected in compliance with this Agreement.

2.2           Additional Members.

The Managers may admit one or more new Members without the need for the consent of the existing Members subject to the conditions that each such new Member:

(a)           Meets all of the requirements and standards applicable for the purchase of Interests established by the Managers, which requirements may be revised by the Managers from time to time;

(b)           Executes and delivers to the Company at least five (5) business days (or such shorter period as may be acceptable to the Managers) prior to the proposed admission date (or such shorter period acceptable to the Managers) an instrument in form and substance satisfactory to the Managers containing an expression by the new Member of its intention to accept and adopt all of the terms and provisions of this Agreement, as the same may have been amended; and

(c)           Makes such capital contribution to the Company as the Managers, in their sole discretion, shall require.

By executing this Agreement, each Member consents to the admission of any Person that meets the criteria above and has been admitted as a new Member by the Manager.

2.3           Withdrawals.

A Member may not withdraw from the Company except upon liquidation of the Company pursuant to Section 9.2 or by a permitted Transfer pursuant to Article 8.  Except as otherwise provided herein, a Member shall not have the right to demand or receive all or any portion of his, her or its capital contributions or any other distribution until the time of (and on the same terms as) any such return or distribution is made to the Members generally.  In no event shall a Member have a right to demand or receive property other than cash in return for capital contributions or otherwise.

2.4           Conflicts.

Except as otherwise set forth in any agreement from time to time in effect between the Company and a Member, the Members, including the Managers, and their Affiliates may conduct any business or activity whatsoever without any accountability to the Company or to any other Member.  Each Member understands that the other Members, including the Managers, and their Affiliates may be interested, directly or indirectly, in various other such businesses and undertakings.  The creation of the Company and the assumption by each of the Members, including the Managers, of their respective duties hereunder shall be without prejudice to the respective rights of the other Members and their Affiliates to maintain such businesses and activities and to receive and enjoy profits or compensation from such other business and activities.  Each Member waives any rights it might otherwise have to share or participate in such other businesses or activities of the other Members, including the Managers, and their Affiliates.

2.5           Reimbursement and Fees.

No Member and no Affiliate of a Member shall be paid any amount by the Company for services to the Company or in connection with any other transaction unless the terms of such transaction are approved by the Managers and are fair to the Company.  In addition, each Manager shall be entitled to reimbursement for expenses reasonably incurred in connection with the Company’s business.

2.6           Liability and Indemnification of the Members.

(a)           The Members, Managers, Officers and their Affiliates and their respective direct and indirect owners, officers, directors, employees and agents (collectively, the “Indemnified Group”) shall be liable under this Agreement only for their respective gross negligence or willful misconduct, but shall not be liable (i) for any acts or omissions that do not constitute gross negligence or willful misconduct or (ii) for the negligence, whether of omission or commission, dishonesty or bad faith, of any employee, consultant or agent or of any attorney, accountant, engineer, architect or insurance agent of the Company.  Any act or omission by a member of the Indemnified Group if done in reliance upon the opinion of legal counsel or public accountants selected with the exercise of reasonable care by such member of the Indemnified Group on behalf of the Company, shall be conclusively presumed not to constitute negligence or willful misconduct on the part of such member of the Indemnified Group.

(b)           In any threatened, pending or completed action, suit, or proceeding (civil or criminal) to which a member of the Indemnified Group was or is a party or is threatened to be made a party by reason of the fact that he, she or it is or was a Member, Manager, Officer or an Affiliate or officer, director, employee or agent of any of them, as the case may be, the Company shall indemnify and hold harmless such member of the Indemnified Group against all expenses (including reasonable attorneys’ and accountants’ fees, court costs and expenses), judgments and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with such action, suit or proceeding if the conduct of such member of the Indemnified Group did not constitute gross negligence or willful misconduct.

(c)           To the extent that a member of the Indemnified Group has been successful on the merits in seeking indemnification in accordance herewith, the Company shall indemnify it and hold it harmless against the expenses (including reasonable attorneys’ and accountants’ fees and costs) actually and reasonably incurred by it in connection therewith.

(d)           For purposes of Section 2.6(b) and Section 2.6(c), the termination of any action, suit or proceeding by judgment, order, settlement or otherwise shall not, of itself, create a presumption that the conduct of a member of the Indemnified Group constituted gross negligence or willful misconduct.

(e)           Expenses (including reasonable attorneys’ and accountants’ fees, court costs and expenses) incurred in defending any claim, action, suit or proceeding (civil or criminal) shall be paid by the Company in advance of final disposition of the matter upon receipt of an undertaking by or on behalf of such member of the Indemnified Group to repay such amount if such member of the Indemnified Group is ultimately determined not to be entitled to such indemnity.  Regardless of the indemnity provided for under this Section, the Company may carry such indemnification insurance as the Managers deem appropriate.

2.7           Limitation on Liability of Members.

No Member shall have any liability for any debt or liability of the Company, including any liability assumed by or taken subject to by the Company, except and to the extent such Member has specifically assumed liability.

Article 3
Capital of the Company

3.1           Initial Capital Contributions.

Each Member has contributed to the capital of the Company the amount set forth opposite his, her or its name as its Capital Contribution on Schedule A.  Each Member making a future capital contribution in accordance with this Agreement shall pay his, her or its Capital Contribution to the Company by means of cashier’s or certified check or wire transfer or other means acceptable to the Manager.

3.2           Additional Capital Contributions.

(a)           If at any time the Managers determine that additional funds are required to enable the Company to accomplish its purposes, then the Managers may borrow or otherwise obtain such funds from third parties or any one or more Members on terms the Managers determine are reasonable or may request that each of the Class A Members contribute cash to the Company in proportion to his, her or its respective Target Percentage Interest relative to all Class A Members’ Target Percentage Interest at such times and in such amounts as the Managers shall specify.  The Managers may, for example, provide that such additional capital will have a priority in repayment and a return thereon, and that those not contributing their share will have their Target Percentage Interests diluted.  The terms specified by the Managers shall not be subject to question by any Person so long as each Class A Member is given the opportunity to contribute his, her or its Target Percentage Interest relative to all Class A Members’ Target Percentage Interest of such additional capital and dilution of a noncontributing Member is based on the Managers’ reasonable determination of the value of the Company’s assets, net of liabilities.

(b)           Notwithstanding the foregoing, in the event that the Company shall have or be offered any preemptive or other right to invest additional capital into the Investment Entity to protect against dilution of the Initial Founder Shares, then the Managers will provide each Class A Member with the right to contribute his, her or its pro rata share (based on such Class A Member's Target Percentage Interest relative to all Class A Members’ Target Percentage) of any capital to be invested by the Company in the Investment Entity to protect against dilution of the Company’s interest in the Initial Founder Shares.

(c)            Each Class A Member acknowledges that if such Class A Member does not contribute his, her or its pro rata share of any capital which he, she or it has an opportunity to contribute pursuant to Section 3.2(a) or Section 3.2(b), his, her or its interest in the Company may be diluted.  Each Class B Member and Class C Member acknowledges that its interest in the Company will be diluted in the event any Class A Member contributes such capital. Notwithstanding anything in this Agreement to the contrary, verbal notice from the Managers of a request or opportunity, as the case may be, to contribute additional capital shall be sufficient; provided that such notice is confirmed in writing at least three (3) business days prior to the due date for such capital.  No Member shall be required to make any additional contribution to the capital of the Company and no Member shall be in default under this Agreement as a result of his, her or its failure to contribute his, her or its share of any additional capital.

3.3           Interest on Capital and Preferences.

No interest shall be paid on any capital contribution to the Company by any Member Under circumstances requiring a return of any capital, no Member shall have the right to receive property other than cash.

3.4           Target Percentage Interest.

Set forth on Schedule A is a calculation, as of the date hereof, of the percentage interest of each Member in the Company, assuming that all Units are Vested Units (the "Target Percentage Interest"); provided that the Managers shall adjust the Target Percentage Interest to give effect to any Class B Units which have not or do not become Class B Vested Units.

3.5           Capital Accounts.

A separate capital account (“Capital Account”) shall be maintained for each Member and shall be equal to: (a) the amount of money contributed by a Member (or such Member's predecessor in interest) to the Company (or deemed contributed to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c), as well as any additions thereto pursuant to the next to last sentence of Section 1.704-2(g)(1) of the Treasury Regulations or the next to last sentence of Section 1.704-2(i)(5) of the Treasury Regulations), plus (b) the fair market value of property contributed or to be contributed by a Member (or such Member's predecessor in interest) to the Company (net of liabilities secured by the property or to which the property is subject or agreed to be assumed by the Company), and (c) the amount of Net Profits and other items of income and gain allocated to the Member (and such Member's predecessor in interest); and minus (d) the amount of money distributed to a Member (or such Member's predecessor in interest), (e) the fair market value of property distributed to the Member by the Company (net of liabilities secured by the property or to which the property is subject), and (f) the amount of Net Losses and other items of loss and deduction allocated to the Member (or such Member's predecessor in interest.  It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation; provided, however, that this Agreement shall control the determination of the value of property that is credited to any Member’s Capital Account upon a contribution of property by that Member to the Company.

Article 4
Distributions

4.1           Distributions of Cash Flow

If the Managers determine that a distribution of Cash Flow is appropriate, such Cash Flow shall be distributed to Members in the following manner:

(a)           Any Cash Flow constituting proceeds received by the Company in the nature of distributions, dividends or proceeds from the Initial Founder Shares shall be distributed among the Class A Members, Class B Members and Class C Members as follows:

(i)           to each Class B Member holding Class B Vested Units in an amount equal to the Class B Member’s Target Percentage Interest (as adjusted to take into account any Class B Units which have not Vested Units);

(ii)           to each Class C Member in an amount equal to the Class C Member’s Target Percentage Interest; and

(iii)           the remainder of such Cash Flow to the Class A Members in accordance with their Target Percentage Interest relative to all Class A Members’  Target Percentage Interests.

(b)           All other Cash Flow shall be distributed (i) forty percent (40%) to the Gregory H. Sachs Revocable Trust Dtd. 4/24/1998, (ii) ten percent (10%) to the 2011 Sachs Family Trust, and (ii) fifty percent (50%) to 2012 DOOH Investments LLC, an Illinois limited liability company (“2012 DOOH”).

(c)           The Company may make in-kind distributions of common stock and Warrants in the Investment Entity if, in the Managers’ sole and absolute discretion, a sale of the assets of the Company (in lieu of distribution thereof) at the time of distribution would not be in the best interests of the Members; provided, however, that following (i) the occurrence of a Business Combination and (ii) such time as, in the reasonable determination of the Manager, there shall no longer be any restrictions on the Initial Founder Shares or on the distribution of Initial Founder Shares to the Members, a Member may request that the Company make an in-kind distribution of common stock in the Investment Entity to him, her or it of his, her or its Target Percentage Interest of the Initial Founder Shares (taking into account a reserve determined by the Managers for payment of any outstanding indebtedness of the Company or other costs and liabilities of the Company as reasonably determined by the Managers).  For all purposes of this Agreement, (i) any property (other than United States dollars) that is distributed in-kind to one or more Members with respect to a Fiscal Year (including any in-kind distribution upon the dissolution and winding up of the Company) shall be deemed to have been sold for cash (in United States dollars) equal to its fair market value as determined in good faith by the Managers, (ii) the unrealized gain or loss inherent in such property shall be treated as recognized gain or loss for purposes of determining Net Profit or Net Loss, (iii) such gain or loss shall be allocated to the Members' Capital Accounts pursuant to Article 5 for such fiscal period, and (iv) such in-kind distribution shall be made after giving effect to such allocation pursuant to Article 5.

4.2           Withholding

The Company shall withhold from distributions to be made to a Member and shall pay over such amounts to a federal, state or local government, any amounts required to be withheld pursuant to the Code or other state or local statute or ordinance.  Any amounts so withheld shall be treated as distributed to such Member pursuant to Section 4.1 for all purposes of this Agreement and shall be offset against the net amounts otherwise distributable to such Member.  The Company shall also withhold from distributions that would otherwise be made to a Member, and apply to obligations of such Member, any amounts that such Member owes to the Company.

4.3           Illinois Replacement Tax

Despite the limitations of Section 4.1 to the contrary, to the extent the Company incurs any liability for the Illinois Personal Property Tax Replacement Tax (the “Illinois Replacement Tax”) and at least one Member is subject to the Illinois Replacement Tax itself and at least one Member is not subject to the Illinois Replacement Tax itself, then the Illinois Replacement Tax Savings shall be distributed to the Member who is subject to Illinois Replacement Tax and the Company's Illinois Replacement Tax expense shall be allocated to the Member who is not subject to the Illinois Replacement Tax.  The “Illinois Replacement Tax Savings” means an amount equal to the excess of what the Company’s Illinois Replacement Tax would be if no Members were subject to the Illinois Replacement Tax itself, over the Company’s Illinois Replacement Tax expense.

Article 5
Allocations and Tax Matters

5.1           Allocation of Net Profits and Net Loss in General.

Except as otherwise provided in this Article 5, the Net Profits and Net Losses of the Company shall be allocated at the end of each Fiscal Year to the Members as follows:

(a)           Net Profits and Net Losses arising out of the Company’s ownership of the Initial Founder Shares shall be allocated to the Members in proportion to their relative Target Percentage Interests; and

(b)           All other Net Profits and Net Losses shall be allocated (i) forty percent (40%) to the Gregory H. Sachs Revocable Trust Dtd. 4/24/1998, (ii) ten percent (10%) to the 2011 Sachs Family Trust, and (ii) fifty percent (50%) to 2012 DOOH.

5.2           Special Rules.

(a)           Income Offset.  Notwithstanding any other provision of this Agreement to the contrary, no Net Loss or item of deduction or loss shall be allocated to a Member to the extent such allocation would cause or increase a deficit balance in such Member’s Capital Account, unless all Members have zero or negative balances in their Capital Accounts.  In determining the extent to which the previous sentence is applicable in any Fiscal Year, each Member’s Capital Account shall be reduced by (i) allocations of loss and deduction that, as of the end of such Fiscal Year, reasonably are expected to be made to such Member pursuant to Section 704(e)(2) of the Code, Section 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) distributions that, as of the end of such Fiscal Year, reasonably are expected to be made to such Member to the extent they exceed offsetting increases to such Member’s Capital Account that reasonably are expected to occur during (or prior to) the Company taxable years in which such distributions reasonably are expected to be made. In addition, the Capital Account of each Member shall be increased by such Member’s share of Member Nonrecourse Debt Minimum Gain and such Member’s share of Company Minimum Gain.  Any deduction denied to a Member because of this Section 5.2(a) shall be allocated to the other Members in proportion to their respective Target Percentage Interests.  If any Member unexpectedly receives an allocation or distribution described in clause (i) or (ii) above, which causes a deficit balance in such Member’s Capital Account (as modified pursuant to this Section 5.2(a)), when the other Members have a positive Capital Account balance, such Member will be allocated items of income and gain (consisting of a pro rata portion of each item of Company income and gain for such year) in an amount and manner sufficient to eliminate such deficit, as quickly as possible.

(b)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement if for any Fiscal Year there is a net decrease in Company Minimum Gain, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for succeeding years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g), except as otherwise provided in Treasury Regulations Section 1.704-2(f)(2), 1.704-2(f)(3), 1.704-(2)(f)(4), and 1.704-2(f)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6).  This 5.2(b) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(c)           Member Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, if during a Fiscal Year there is a net decrease in Member Nonrecourse Debt Minimum Gain, each Member who has a share of that Member Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of such year shall be specially allocated items of Company income and gain for such year (and, if necessary, for succeeding years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(4) (and taking into account the exceptions provided therein). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section 5.2(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d)           Ordering.  Sections 5.2(a), 5.2(b) and 5.2(c) shall be applied in the order provided in Section 1.704-2 of the Treasury Regulations.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Members in the same proportions as the Excess Nonrecourse Liabilities are allocated pursuant to Section 5.2(g).

(f)           Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(g)           Excess Nonrecourse Liabilities.  For purposes of Regulation Section 1.752-3(a)(3), the Members interests in Company profits is equal to the following amounts:  (i) first with respect to each Member the amount of 704(c) built in gains that is allocable to that Member under Section 5.4(a) as of the end of such year or portion thereof (to the extent such gain exceeds the gain described in Regulation Section 1.752-3(a)(2)), and (ii) the balance among the Members in proportion to their Target Percentage Interests, and accordingly Nonrecourse Debts of the Company which constitute excess nonrecourse liabilities under Regulation Section 1.752-3(a)(3), shall be allocated among the Members, in these amounts and proportions.

5.3           Compliance with Regulations.

The foregoing provisions of this Agreement relating to the allocation of Net Profit and Net Loss are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.  The Members expect and intend that upon the liquidation of the Company, after giving effect to all contributions and all allocations for all periods, the Members’ Capital Accounts will have positive balances in proportion to their respective Target Percentage Interests.  If at any time it becomes apparent that this would not be the result of the allocations provided for in this Article 5, then such allocations shall be modified in a manner consistent with Treasury Regulations Section 1.704-1(b) and 1.704-2(b) to the extent necessary to cause the Members’ Capital Account balances to be in such proportions.

5.4           Tax Allocations; Code Section 704(c).

(a)           In accordance with Code Section 704(c) and the Treasury Regulations thereunder, gain and loss, as determined for tax purposes, with respect to any property (“Section 704(c) Property”) contributed to the Company the Book Value of which differs from its adjusted basis for Federal income tax purposes shall, for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its Book Value in accordance with the any method permitted under Treasury Regulations Section 1.704-3 which the Managers determine is appropriate.

(b)           Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 5.4 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provisions of this Agreement.

(c)           In the event of any termination of the Company under Section 708(b)(1)(B) of the Code, the Company’s deemed liquidating distributions to each Member shall be deemed to include any Section 704(c) Property theretofore contributed by such Member to the Company and still owned by the Company at the time of such termination, provided, however, that the balances in the Members’ respective Capital Accounts in the Company as reconstituted after such deemed liquidation shall in any event equal what such Capital Account balances would have been in the absence of this Section 5.4(c).

(d)           The Company shall have the authority to make (and abstain from making) all Company elections permitted under the Code, including elections of methods of depreciation and elections under Code Section 754. Without limiting the foregoing, the Company shall file such Section 754 election in connection with the purchase by 2012 DOOH of certain Interests of Gregory H. Sachs, not individually but as Trustee of the Gregory H. Sachs Revocable Trust, Under Declaration of Trust Dated April 24, 1998, as Amended and Restated and Gerald M. Sachs, not individually but as Trustee of the 2011 Sachs Family Trust.

5.5           Tax Matters Partner.

Gregory H. Sachs is hereby designated as the “Tax Matters Partner” pursuant to the Code (referred to herein as the “TMP”) and, to the extent authorized or permitted under applicable law, the TMP shall represent the Company in connection with all examinations of Company affairs by taxing authorities, including resulting administrative and judicial proceedings, and the TMP may expend Company funds for professional services and costs in connection therewith.  Notwithstanding the foregoing, without the consent of the Managers, the TMP shall not compromise or settle any claim by any taxing authorities or take any action or any position in connection with any examination of Company affairs by taxing authorities or in any administrative or judicial proceeding which might result in adverse tax consequences to the Company or any of its Members.

Article 6
Accounting and Records

6.1           Books and Records; Accounting Standards.

(a)           Books and Records of the Company.  The Managers shall maintain separate books of account for the Company which shall show a true and accurate record (including bills and invoices) of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business.  Such books and records shall be kept in accordance with accounting principles generally accepted in the United States (“GAAP”), except that the majority owned investments of the Company will be presented in such financial statements using the equity method of accounting.  Each Member shall, at its sole expense, have the right, at any time during normal business hours and without notice to the other Members, to examine and copy the Company’s books and records.

(b)           Accounting Standards for Company Financial Statements.  The Company will prepare its financial statements in accordance with GAAP, except that the majority owned investments of the Company will be presented in such financial statements using the equity method of accounting.

6.2           Reports and Audit.

(a)           An audit of one or more Fiscal Years of the Company shall be made by the Accountants at the expense of the Company, if (i) requested by Members holding at least a Controlling Interest or (ii) the Managers determine an audit is required in connection with the operation of the Company’s business, for example because an audit is required by the Company’s lenders.  The audit shall be conducted in accordance with generally accepted auditing standards, and shall cover all of the assets, properties, liabilities and net worth of the Company as well as its dealings, transactions and operations during such Fiscal Year(s), together with all other matters customarily included in such accounts and audits.

(b)           Within one hundred twenty (120) days after the end of each Fiscal Year, the Managers shall furnish each Member requesting them with (i) financial statements, prepared on an accrual basis and otherwise in accordance with Section 6.1(b), which shall contain a balance sheet as of the end of the Fiscal Year, statements of profit and loss, Cash Flow, and a statement of changes in the Capital Accounts and financial position for the Fiscal Year then ended, and (ii) such reports, if any, as have been prepared pursuant to Section 6.2(a).

6.3           Tax Returns.

To the extent required, the Managers shall cause the Accountants or such other Person selected by the Managers, to prepare, on a cash or accrual basis, as approved by the Managers, all income and other tax returns of the Company and cause the same to be filed in a timely manner.  The Managers shall furnish to each Member requesting them a copy of each such return as soon as it has been completed, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs.

6.4           Fiscal Year.

The Fiscal Year of the Company shall be the calendar year or any other period approved by the Managers.  As used in this Agreement, a Fiscal Year shall include any partial Fiscal Year at the beginning or end of the term of the Company.

6.5           Bank Accounts.

(a)           The Managers shall have responsibility for the safekeeping and use of all funds and assets of the Company.  The funds of the Company shall not be commingled with the funds of any other Person and the Managers shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company.

(b)           The bank accounts of the Company shall be maintained in banking institutions approved by the Managers, and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Managers may determine.

(c)           All funds of the Company shall be invested in such investments as are approved by the Managers other than for cash management in the normal course of business.

Article 7
Management and Operations

7.1           Management.

(a)           The business and affairs of the Company shall be managed by one or more Managers (individually a “Manager” and collectively the “Managers”).  Except for situations in which the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of applicable law, the Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities consistent with the Company’s business.  If at any time there is more than one Manager, then all matters requiring the approval or consent of the Managers shall be decided by a unanimous vote of the Managers.

(b)           Notwithstanding anything contained in this Agreement to the contrary, any Person dealing with the Company or the Managers may rely upon a certificate signed by any Manager as to:

(i)           the identity of any Officer, Member or Manager;

(ii)           the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managers or in any other manner germane to the affairs of the Company;

(iii)           the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(iv)           any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Managers.

(c)           Meetings of the Managers.

(i)         Meetings of the Managers shall be held at the principal place of business of the Company or at any other place the Managers determine. At any meeting, any Manager may participate by telephone or similar communication equipment, provided each Manager who is participating in the meeting can hear each of the other Managers who are participating in the meeting. Persons present by telephone shall be deemed to be present "in person" for the purposes of the meeting. Meetings shall be held in accordance with a schedule established by the Managers. In addition, a majority of the Managers may call a meeting of the Managers upon at least one business day’s prior notice to the other Managers, if any, provided such notice may be waived by all the Managers for any individual meeting. Attendance of a Manager at a meeting shall constitute a waiver of notice of the meeting, except where such Manager attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened and notes such objection on the record. If a Manager is unable to attend a meeting of the Managers, such Manager shall have the right to designate another Person to attend such meeting of the Managers in a non-participating, nonvoting observer capacity. A notice pursuant to this Section may be given orally or in writing, by personal delivery, by mail, by telephone, by facsimile or by electronic mail to such address, telephone or facsimile number as may be listed on the records of the Company.

(ii)         Each Manager shall have one vote in all matters requiring a vote of the Managers. A majority of the entire Managers shall constitute a quorum at any meeting of the Managers. The act of at least a majority of the Managers at any duly constituted meeting, if a quorum is present, shall be the act of the Managers. If at any meeting of the Manager there shall be less than a quorum present, the Manager or Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall have been obtained. Any meeting not resumed, or if resumed not completed, during the originally scheduled time for such meeting, shall be deemed concluded at the end of such scheduled time, provided that this provision may be waived by all of the Managers present at any such meeting. All actions and decisions of the Managers, once approved in accordance herewith, shall be binding on the Company and all Interest Holders.

(iii)         Any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by each Manager.

7.2           Appointment of Managers

The Company shall have two Managers, one of which shall be appointed and removed from time to time by Gregory H. Sachs (which appointed Manager shall initially be Gregory H. Sachs) and one of which shall be appointed and removed from time to time by 2012 DOOH (which appointed Manager shall initially be DOOH Investment Manager LLC, an Illinois limited liability company). Each Manager shall have the right to continue as a Manager until such time as his voluntary retirement or the event of his death or Disability or removal by such Member which appointed such Manager (each a "Termination Event").  Upon the happening of a Termination Event, a substitute Manager shall be appointed by such Member which appointed such Manager.

7.3           Officers.

The Managers may delegate all or a portion of their day-to-day management responsibilities to a management team of officers (“Officers”) and employees of the Company as is deemed advisable by the Managers.  Members may participate as Officers.  The Officers and employees of the Company shall at all times be under the direct control and supervision of the Managers.  The identity and responsibility of the Officers and the composition and scope of their duties shall be determined from time to time by the Managers.

7.4           Time Commitment.

No Manager shall be required to devote his or her full time to the business of the Company, but shall only be obligated to devote such time and attention to the conduct of the business of the Company as shall be reasonably required for the conduct of such business; provided that nothing in this Section 7.4 shall limit or waive the terms of any agreement from time to time in effect between a Manager and the Company.

7.5           Actions of Members.

The non-individual Members shall exercise their powers and discharge their duties hereunder, if any through their respective trustees, managers, officers and/or employees and representatives.

7.6           Voting Rights; Major Decisions.

(a)           The Managers shall have no authority to do any of the following acts on behalf of the Company without such approval as is noted below:

(i)           do any act in contravention of this Agreement or applicable law which would make it impossible to carry on the business of the Company, without the approval of Members having a Controlling Interest; or

(ii)           amend this Agreement in any manner which would adversely affect the economic rights of any Member without the consent of such Member, except to reflect contributions after the date hereof that have been approved in accordance with Section 3.2.

(b)           If any Member does not notify the Managers of its approval or disapproval of any matter submitted for its approval within fifteen (15) days after its receipt of a request for approval made in accordance with Section 7.6 (or, if later, within five (5) business days after the day on which the Managers comply in all material respects with any request from such Member for additional information related to such matter), the matter shall be deemed approved by such Member.

(c)           Except as required to applicable law, all voting rights shall be exercised by the Class A Members and, subject to Section 7.6(a)(ii), the Class B Members and Class C Members shall not have any voting rights with respect to matters requiring any vote of Members.

7.7           Absence of Fiduciary Duties.  To the extent, at law or in equity, a Member or Manager has any duties or liabilities relating thereto to the Company or to the other Member(s), such Member or Manager, when voting on any action, shall not be liable to the Company or to the other Member(s) for his, her or its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member or Manager otherwise existing at law or in equity, are agreed by the parties hereto to replace any such other duties and liabilities of such Member or Manager.  Each Member acknowledges that any Member or Manager may consider his, her or its interest as a Member or an Affiliate or designee of a Member or otherwise when exercising his or her duties as Manager and each Member approves of the foregoing.

7.8           Power of Attorney.

(a)           Grant of Power.  Each Member or other holder of an Interest constitutes and appoints Gregory H. Sachs as such person's true and lawful attorney-in-fact (“Attorney-in-Fact”), and in his, her or its name, place and stead, to make, execute, acknowledge and file (to the extent approved by the Managers):

(i)           one or more articles of organization or amendments thereto of the Company;

(ii)           all documents (including amendments to the articles of organization of the Company) which the Attorney-in-Fact deems appropriate to reflect any properly authorized amendment, change or modification of this Agreement;

(iii)           any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Illinois or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Illinois;

(iv)           one or more applications to use an assumed name;

(v)           all documents which may be required to dissolve and terminate the Company and to cancel its articles of organization; provided that such dissolution or termination has been properly authorized; and

(vi)           all documents, certificates or further assurances which may be required pursuant to Section 7.6 or 8.6 below.

(b)           Irrevocability.  The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of the relevant Member or other holder of an Interest.  It also shall survive the Transfer of an Interest, except that if the transferee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution.  Each Member of other holder of an Interest shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and he, she or it hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

Article 8
Transfer of Interests

8.1           Restrictions on Transfer.

No Member shall make or grant or permit to be made or granted (directly or indirectly, voluntarily or involuntarily, or by operation of law), any transfer, assignment, sale, exchange, gift, mortgage, encumbrance, security interest in or other disposition (a “Transfer”) of all or any part of his, her or its Interest (other than to a Permitted Transferee in accordance with this Article 8) without the prior approval of the Managers.

In addition, each Member agrees that it will not permit any Transfer (other than to a Permitted Transferee as defined below) of any direct or indirect interest in such Member by any member, partner or shareholder in such Person or any other constituent owner of an indirect interest in such Member without the consent of the Managers.

8.2           General Transfer and Compliance Provisions.

(a)           All Transfers shall be by instrument in form and substance satisfactory to counsel for the Company, shall contain an expression by the assignee of its intention to accept the assignment and to accept and adopt all of the terms and provisions of this Agreement, as the same may have been amended, and shall provide for the payment by the assignor of all reasonable expenses incurred by the Company in connection with such assignment, including the amendments to this Agreement necessary to reflect such Transfer. The transferor and transferee shall execute and acknowledge all such instruments, in form and substance reasonably satisfactory to counsel for the Company, as may be necessary or desirable to effectuate such Transfer.

(b)           Notwithstanding anything to the contrary herein, in no event shall any Member Transfer an Interest or permit any Transfers by its direct and indirect owners if, as a result, the Company would terminate under Section 708 of the Code and such termination would cause any Member or the Company to recognize a material amount of income or gain or incur a material amount of expense.

(c)           No Transfer shall relieve the transferring Member of any of his or her obligations and duties to the Company, including as set forth in any agreement from time to time in effect between such transferring Member and the Company.

8.3           Unauthorized Transfers Void.

Any attempt by a Member to Transfer any portion of his, her or its Interest except as specifically authorized by this Article 8 shall be void, ab initio.  The transferee of any Transfer of an Interest that does not comply with the provisions of this Article 8 shall have no right to require any information or account of the Company's transactions, to inspect the Company's books and records, or to participate in any matter requiring the approval or disapproval of all or any of the Members.  The Company shall not permit any Transfer of an Interest to be reflected in its books and records unless such Transfer has been made in accordance with the terms and conditions of this Article 8.

8.4           Varying Interests.

If a Member transfers his, her or its Interest in the Company or otherwise is admitted as a substituted Member, Net Profits or Net Losses, as the case may be, shall be allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the interim closing of the books method or any other method permitted under Code Section 706(d) selected by the transferee and transferor.

8.5           Tag-Along Rights.

In the event that at any time a Class A Member or Class A Members propose to make any Transfer of Units not included in Section 8.1 or 8.6, which Transfer of Units would constitute 100% of the issued and outstanding Class A Units of the Company, he, she, it or they shall comply with the provisions of this Section 8.5.  At least 30 days prior to any such proposed transfer, the Member(s) desiring to make such Transfer of Units (the "Transferring Member(s)") will deliver a written notice (the "Offer Notice") to the Company and to each of the other Members.  The Offer Notice will disclose in reasonable detail the proposed number of Units to be transferred, the class or classes of such Units, the proposed price, terms and conditions of the Transfer and the identity of the transferee.  Each of the other Members holding Units may elect to participate in the contemplated sale by delivering written notice to the Transferring Member(s) within 30 days after delivery of the Offer Notice.  If any of the other Members elects to participate in such sale (the "Participating Members"), each of the Transferring Member(s) and the Participating Members will be entitled to sell in the contemplated sale a number of Vested Units equal to the product of (i) the fraction, the numerator of which is the number of Vested Units (on a fully-diluted basis) held by such Person, and the denominator of which is the aggregate number of Units (on a fully-diluted basis) owned by the Transferring Member(s) and the Participating Members, multiplied by (ii) the number of Units (on a fully-diluted basis) to be sold in the contemplated sale, provided that the terms and conditions of any such transaction shall not impose upon any Participating Member, as a condition of participating in the transaction, (x) any obligation to provide personal services, (y) any restriction on such Participating Member's rights to compete, or (z) any personal liability for breaches of representations, warranties and covenants in the transaction documents other than the representations, warranties and covenants to be made by such Participating Member regarding its own good standing, authorization of the agreements, ownership of the Units to be transferred, and other customary matters bearing on such Participating Member's transfer of good title to such Units.  The Transferring Member(s) will use its or their best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Members in any contemplated sale and will not transfer any of their Units to the prospective transferee(s) if the prospective transferee(s) decline(s) to allow the participation of the Participating Members on the terms specified herein.

8.6           Drag-Along.

(a)           If at any time the Member or Members holding a Controlling Interest propose to effect a sale, transfer or other disposition (a "Sale"; the Member or Members proposing such sale being referred to in this Section 8.6 as the "Sellers"), to a purchaser that is not an Affiliate of any Seller ("Purchaser") of all of the Units held by the Sellers (the "Purchase Offer"), the Sellers may require each and every one of the other Members to sell to the Purchaser all Units held by such other Members for the same consideration per Unit and otherwise on the same terms and conditions upon which the Sellers sell their Units, provided that the terms and conditions of any such transaction shall not impose upon any of the other Members (x) any obligation to provide personal services, (y) any restriction on such Member's rights to compete, or (z) any personal liability for breaches of representations, warranties and covenants in the transaction documents other than the representations, warranties and covenants to be made by such Member regarding its own good standing, authorization of the agreements, ownership of the Units to be transferred, and other customary matters bearing on such Member's transfer of good title to such Units.

(b)           The Sellers shall cause the Purchase Offer described in clause (a) above to be reduced to writing and shall provide a written notice (the "Take-Along Notice") of the Purchase Offer to the other Members.  The Take-Along Notice shall contain written notice of the Sellers' offer to the other Members to sell all of their Units, setting forth the consideration per Unit to be paid by the Purchaser and the other terms and conditions of the Purchase Offer.  As promptly as practicable after receipt of the Take-Along Notice, each of the other Members shall deliver to the Sellers all documents required to be executed in connection with such Purchase Offer or an unconditional agreement in writing to sell all of such other Member's right, title and interest in such Units pursuant to this Section 8.6 simultaneously with the consummation of such Purchase Offer against delivery to such other Members of the consideration therefor.  In the event that any other Member shall fail to deliver such documents or written agreements to the Sellers, the Company shall cause the books of the Company to show that such Units are bound by the provisions of this Section 8.6 and that such Units shall be transferred by the holder thereof only to the Purchaser.  In the event that any Member receives a Take-Along Notice pursuant to this Section 8.6, such Member agrees to use its best efforts, in good faith and in a timely manner, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations (including, without limitation, to ensure that all appropriate legal and other requirements are met and all consents of third parties are obtained), to consummate the proposed transactions contemplated by this Section 8.6.  In the event that the Sellers shall reach a binding agreement to effect a Purchase Offer pursuant to which the Company shall be merged with or into, or sell substantially all of its assets to, another person or entity, each Member agrees that, in addition to any of the requirements of the immediately preceding sentence, such Member shall vote all of his, her or its Units in favor of the transaction, provided that the terms and conditions of any such transaction shall not impose upon any of the other Members without his, her or its consent (x) any obligation to provide personal services, (y) any restriction on such Member's rights to compete, or (z) any personal liability for breaches of representations, warranties and covenants in the transaction documents.

(c)           If, for any reason, the Sellers determine they cannot complete the Sale of the Units, the Sellers shall return to each other Member all documents delivered pursuant hereto by such Member and all the restrictions on Sale or other disposition contained in this Agreement with respect to the Units shall again be in effect.

(d)           At the closing of the Sale of the Units pursuant to this Section 8.6, the consideration with respect to the Units of any Member shall be paid directly to each pursuant to its written instructions and shall be distributed among the Members in a manner consistent with the distribution provisions in Section 4.1.  The Sellers shall furnish such other evidence of the completion and time of completion of such Sale and the terms thereof as shall be reasonably requested by such other Members.

Article 9
Termination of the Company

9.1           Events of Dissolution.

The Company shall dissolve upon the first to occur of the following events:

(a)           the sale or other disposition of all or substantially all of the assets of the Company, unless such sale or other disposition involves any deferred payment of the consideration for such sale or disposition, in which case the Company shall not dissolve until the last day of the calendar year during which the Company shall receive the balance of such deferred payment;

(b)           the decision of the Managers that it is in the best interests of the Members or the Company to dissolve; or

(c)           the issuance of a decree of dissolution by a court of competent jurisdiction.

9.2           Effect of Dissolution.

Upon dissolution of the Company pursuant to Section 9.1, the Company shall continue solely for the purposes of liquidating all of the assets owned by the Company (until all such assets have been sold or liquidated) and collecting the proceeds from such sales and all receivables of the Company or until the same have been written off as uncollectible.  Upon such dissolution, the Company shall engage in no business thereafter other than that necessary to cause the assets of the Company to be operated on an interim basis and for the Company to collect its receivables, liquidate its assets and pay or discharge its liabilities.

9.3           Sale of Assets by Liquidating Trustee.

(a)           Upon dissolution of the Company, the Managers shall act as or designate another Person to act as “Liquidating Trustee”, and such Liquidating Trustee shall proceed diligently to wind up the affairs of the Company and liquidate and distribute its assets in accordance with this Section 9.3.  Another Person may be selected by the Managers to succeed the original Liquidating Trustee, or to succeed any subsequently selected successor, whenever the Person originally selected or any such subsequently selected successor, as the case may be, fails for any reason to carry out such purpose.  The Liquidating Trustee may be an individual or Entity.

(b)           The Liquidating Trustee shall promptly after dissolution offer all of the assets of the Company, other than cash, (either as an entirety or on an asset-by-asset basis) for sale, upon such terms as the Liquidating Trustee shall determine.  Each Member shall have the right to bid on and purchase, subject to competing bids of each other Member and third parties, any of the assets being sold on the same terms and conditions as apply to any unrelated third party.

(c)           The proceeds from the sale of the Company assets, to the extent available, shall be applied and distributed by the Managers in the following order of priority:

(i)           first, to creditors (including Members and their Affiliates who are creditors) and the expenses of liquidation, in the order of priority provided by law;

(ii)           second, to establish any reserves which the Managers determine to be reasonably necessary for any contingent or unforeseen liabilities of the Company; and

(iii)           thereafter, to the Members in accordance with Section 4.1.

(d)           Notwithstanding the provisions of Section 9.3(b) which require the sale of the assets of the Company, if the Managers determine that an immediate sale of any of the Company's assets would be impractical or would cause undue loss to the Members (including accelerating any income tax liability that might arise from such sale), then the Managers may cause the Liquidating Trustee to defer for a reasonable time the liquidation of such assets and/or may distribute such assets to the Members substantially in accordance with Section 4.1.  If any asset will be distributed to the Members in kind, then for purposes of determining the Capital Account balances of the Members, any unrealized appreciation or depreciation with respect to such asset shall be allocated among the Members’ Capital Accounts as it would have been if such asset had been sold for its fair market value (as determined by the Managers) and the Net Profit or Net Loss from such sale had been allocated among the Members in accordance with Article 5.

(e)           In the event the Company receives a promissory note upon the sale of all or substantially all of its assets, then the Company shall remain in existence to collect the proceeds of such promissory note.  The proceeds collected from any such promissory note shall be distributed as soon as practicable in accordance with Section 9.3(c).  Any amounts withheld for reserves pursuant to Section 9.3(c)(ii) shall be distributed from time to time when in the reasonable discretion of the Managers such reserves are no longer needed to the Members in the same proportions as the amounts withheld would have otherwise been distributed pursuant to Section 9.3(c).

Article 10
Miscellaneous

10.1          Notices.

Except as otherwise provided in this Agreement, all notices required or permitted by this Agreement shall be in writing and may be delivered in person to any party or may be sent by registered or certified mail, with postage prepaid, return receipt requested and with a copy by telefacsimile, or may be transmitted by commercial overnight carrier service, personal delivery, telefacsimile or other commercially reasonable means and addressed to the Person being given notice at the address of such Person shown in the records of the Company or to such other address as shall, from time to time be supplied in writing by any party to the Company. Notice sent by registered or certified mail, postpaid, with return receipt requested, addressed as above provided, shall be deemed given on the day of actual receipt or four (4) business days after deposit in the United States mail, whichever is earlier.  If notice is faxed, the same shall be deemed given the first business day after the transmission thereof.  If notice is sent by commercial overnight carrier, the same shall be deemed given the first business day after such notice is receipted by such carrier for next day delivery.  Any notice or other document sent or delivered in any other manner shall be deemed given only if and when received.

10.2          Successors and Assigns.

Subject to the restrictions on Transfer set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

10.3          No Oral Modifications; Amendments.

No oral amendment of this Agreement shall be binding on the Members.  Except for amendments which would be inconsistent with Section 7.6, which shall require the approval specified in Section 7.6, this Agreement may be amended, from time to time, by the Managers.

10.4          Captions.

Any article, section or paragraph title or caption contained in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement.

10.5          Terms.

Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person or Entity may in the context require.  Any reference to the Code, Act or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.  The term “include” and derivatives thereof shall be construed in an illustrative and not a limitative sense.

10.6          Invalidity.

If any provision of this Agreement shall be held invalid, it shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10.7          Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Members, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

10.8          Further Assurances.

The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as either party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof.

10.9          Complete Agreement.

This Agreement constitutes the complete and exclusive statement of the agreement between the Members with respect to the matters covered hereby.  This Agreement supersedes all prior written and oral statements and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever.

10.10          Governing Law.

This Agreement shall be construed and enforced in accordance with the internal laws of the State of Illinois.

10.11          No Third Party Beneficiary.

This Agreement and any other agreement among the Members to pay any amount and any assumption of liability herein or therein contained, express or implied, shall be only for the benefit of the Members and their respective heirs, successors and assigns, and neither this Agreement nor such other agreement or assumption shall inure to the benefit of the obligees of any indebtedness or any other party whomsoever, it being the intention of the Members that no one shall be deemed to be a third party beneficiary of this Agreement or such other agreement.

10.12          Schedules and Glossary.

Each of the Schedules and the Glossary attached hereto are hereby incorporated herein and made a part hereof for all purposes, and references thereto in this Agreement shall be deemed to include this reference and incorporation.

10.13          References to this Agreement.

Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.  The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments thereof and supplements thereto unless the context shall clearly indicate or require otherwise.

10.14          Consents and Approvals.

Whenever the consent or approval of a Member is required by this Agreement, such Member shall have the right to give or withhold such consent or approval in its sole discretion, unless otherwise specified.

IN WITNESS WHEREOF, the parties hereto have executed this SCG Financial Holdings LLC Second Amended and Restated Operating Agreement as of the date and year first above written.

Managers:

/s/ Gregory H. Sachs
Gregory H. Sachs

DOOH Investment Manager LLC

By:  /s/ Donald R. Wilson, Jr.
Name:  Donald R. Wilson
Title:            Manager

Members:

/s/ Gregory H. Sachs______________
Gregory H. Sachs, not individually but as
Trustee of the Gregory H. Sachs Revocable
Trust, Under Declaration of Trust Dated
April 24, 1998, as Amended and Restated

/s/ Gerald M. Sachs_______________
Gerald M. Sachs, not individually but
as Trustee of the 2011 Sachs Family Trust

2012 DOOH Investments LLC

By:  DOOH Investment Manager LLC
Title:  Manager

By: /s/ Donald R. Wilson, Jr.
Name:  Donald R. Wilson
Title:            Manager

[continued on next page]

/s/ Michelle Sibley
Michelle Sibley

/s/ Loren Buck
Loren Buck

/s/ Michael Wallach
Michael Wallach

/s/ Kenneth Leonard
Kenneth Leonard

GLOSSARY OF DEFINED TERMS
SCG Financial Holdings LLC Operating Agreement

The following terms, as used in this Agreement, shall have the meanings set forth in this Glossary or in the sections of this Agreement referred to after each term.

Accountants:  Such independent certified public accountants as may be approved by the Managers.

Act:  The Illinois Limited Liability Company Act as from time to time in force.

Affiliate:  With respect to any Person, any Person controlling, controlled by, or under common control with, such Person.

Business Combination:  This term shall have the meaning ascribed thereto in that certain Securities Subscription Agreement dated January 28, 2011 by and between the Company and the Investment Entity, as amended, modified or supplemented.

Capital Contribution:  With respect to each Member, the amount set forth next to each Member’s name on Schedule A representing capital contributions made by such Member to the Company (as Schedule A shall be updated from time to time by the Managers to reflect additional Capital Contributions made to the Company).

Cash Flow: All cash revenues and funds received by the Company (including the proceeds of any insurance or condemnation awards but not including funds received as capital contributions), less the sum of the following (to the extent not made from capital contributions):  (i) all principal, interest, premiums, fees and expenses paid to lenders in such period, (ii) all cash expenditures made in such period incident to the normal operation of the Company’s business, including, without limitation, capital expenditures and all costs associated with operating the Company, and (iii) such working capital and cash reserves as the Managers determine to be necessary for the proper operation of the Company’s business.

Class A Member:  Each Member holding Class A Units.

Class A Unit:  A Unit having the rights and obligations specified with respect to Class A Units in this Agreement.  The authorized number of Class A Units shall be such number as is from time to time determined by the Managers.

Class B Member:  Each Member holding Class B Units.

Class B Unit:  A Unit having the rights to distributions specified with respect to Class B Units in this Agreement.

Class B Vested Units:  Class B Units which have vested in accordance with the terms of any agreement in effect from time to time between a Class B Member and the Company.

Class C Member:  Each Member holding Class C Units.

Class C Unit:  A Unit having the rights to distributions specified with respect to Class C Units in this Agreement.

Code:  The Internal Revenue Code of 1986, as amended from time to time and all published rules, rulings and regulations thereunder at the time of reference thereto.

Company: The limited liability company governed by the Agreement as said limited liability company may from time to time be constituted and amended.

Company Minimum Gain: As defined in Treasury Regulations Section 1.704-2(b)(2).  Generally, the amount of Company Minimum Gain is determined by first computing for each Company Nonrecourse Liability any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of that liability, and then aggregating the separately computed gains, with certain limitations applicable to minimum gain arising from certain conversions, refinancings, or other changes to a debt instrument.  The amount of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(d).

Controlling Interest:  Aggregate Target Percentage Interests of Members holding aggregate Target Percentage Interests greater than fifty percent (50%) of the Target Percentage Interests of the Company.

Disability (or Disabled):  With respect to a Person, any physical or mental illness, injury or incapacitation which results in that Person’s permanent inability to perform such Person’s duties and responsibilities for the Company.  The Disability of any Person shall be determined solely by the principal physician then attending to that Person’s care and one other physician who has examined that Person.  If a Person is temporarily unable to perform such Person’s duties and responsibilities for the Company, due to any physical or mental illness, injury or incapacitation, as determined solely by the principal physician then attending to that Person’s care and one other physician who has examined that Person, then such Person’s successor, as designated pursuant to Section 8.2, shall take his or her place until he or she is again able to perform his or her duties and responsibilities for the Company.

Entity: Any general partnership, limited partnership, limited liability partnership, limited liability limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association.

Indemnified Group: Section 2.6(a).

Initial Founder Shares:  Collectively, (A) 1,523,810 shares of common stock, $.0001 par value, of Investment Entity (such amount constituting 1,752,381 original shares less 228,571 of such shares forfeited on June 2, 2011 in connection with  the underwriters of the initial public offering of SCG Acquisition common stock not fully exercise their over-allotment option; and (B) any securities issuable with respect to the foregoing by virtue of any stock split, combination, stock dividend, merger, consolidation or other similar event.  Initial Founder Shares will be reduced to the extent shares are forfeited due to a failure of the trading price of the shares of common stock of the Investment Entity to exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the consummation of a Business Combination.

Interest: The entire interest (which may be segmented into and/or expressed as a percentage of various rights and/or liabilities, as applicable) of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and of the Act.

Investment Entity:  Section 1.4.

Liquidating Trustee: Section 9.3.

Manager: As defined in Section 7.1.  Each Manager is serving as the Company’s “manager” as that term is defined in the Act.

Member:  Each Person listed on Schedule A and each Person subsequently admitted as a new “Member” pursuant to Article 2 or Article 8.

Member Nonrecourse Debt: As defined in Treasury Regulations Section 1.704-2(b)(4).

Member Nonrecourse Debt Minimum Gain: As defined in Treasury Regulations Section 1.704-2(i)(2).  Generally, Member Nonrecourse Debt Minimum Gain means an amount with respect to each Member Nonrecourse Debt equal to the minimum gain attributable to the Member Nonrecourse Debt.  The amount of Member Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(3), except that to the extent not otherwise included in the computation of Member Nonrecourse Debt Minimum Gain, Member Nonrecourse Debt Minimum Gain shall be increased by the amount which would be included if each Member Nonrecourse Debt which is not secured by any Company property were secured by all Company property (but in a position so that all debt which is secured is payable before said Member Nonrecourse Debt).

Member Nonrecourse Deductions: As defined in Treasury Regulations Section 1.704-2(i)(1).  Generally, an amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt reduced (but not below zero) by the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt that are both attributable to such Member Nonrecourse Debt and allocable to an increase in Member Nonrecourse Debt Minimum Gain. The amount of Member Nonrecourse Deductions shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

Net Profits and Net Loss:  For each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)	any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

(b)
any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Code Section 704(b) and not otherwise taken into account in computing Net Profit or Net Loss shall be subtracted from such taxable income or loss; and

(c)	any amount that is allocated pursuant to Section 5.2 or Section 5.4 shall be excluded from the determination of Net Profit and Net Loss.

Nonrecourse Deductions: As defined in Treasury Regulations Section 1.704-2(b)(1).  Generally, the amount of Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain during the Fiscal Year reduced (but not below zero) by the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain (except that increases in Company Minimum Gain resulting from certain conversions, refinancings or other changes to a debt instrument do not generate Nonrecourse Deductions). The amount of Nonrecourse Deductions shall be determined in accordance with Treasury Regulations Section 1.704-2(c).

Nonrecourse Liability: As defined in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

Officers:  Section 7.3.

Permitted Transferees:

(a)	a Member and the ancestors and lineal descendants of any Member;

(b)	Trusts for the primary benefit of (i) any one or more of the Persons identified in (a) above;

(c)	the executors, administrators, conservators or personal representatives of any Person referred to in (a) above; and

(d)
an Entity (i) controlled, directly or indirectly, by any one or more of the Persons identified in (a), (b) or (c), and (ii) 100% of the equity of which is owned, directly or indirectly, by any one or more of the Persons identified in (a), (b) or (c).

Person:  Any individual, corporation, partnership, joint venture, association, joint-stock company, business trust, limited liability company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

Target Percentage Interest:  Section 3.4.

Transfer:  Section 8.1.

Treasury Regulations: Regulations promulgated pursuant to the Code by the United States Treasury Department, as amended from time to time.

Vested Units: All Units which are from time to time vested, including all Class A Units, all Class B Vested Units and all Class C Units.

Schedule A
to
SCG Financial Holdings LLC
Operating Agreement

Initial Capital Contributions and Target Percentage Interests

Member Name and Address	Capital Contribution	Class A Units	Class B Units	Class C Units	Initial Target Percentage Interest
Gregory H. Sachs Revocable Trust Dtd. 4/24/1998	$20,000	537,967	n/a	n/a	35.30%
2011 Sachs Family Trust	$5,000	143,938	n/a	n/a	9.45%
2012 DOOH Investments LLC	0	761,905	n/a	n/a	50%
Michelle Sibley	0	n/a	20,000	n/a	1.3125%
Loren Buck	0	n/a	20,000	n/a	1.3125%
Michael Wallach	0	n/a	20,000	n/a	1.3125%
Kenneth Leonard	0	n/a	n/a	20,000	1.3125%
	$25,000	1,443,810	60,000	20,000	100%